AMENDMENT TO
INVESTMENT ADVISORY AGREEMENT

The following amendment, effective August 11, 2009, is made to the Investment Advisory Agreement, by and between Maxim Series Fund, Inc. (the “Fund”) and GW Capital Management, LLC (the “Adviser”), dated December 5, 1997, as amended, (the “Agreement”), and is hereby incorporated into and made a part of the Agreement.

1.           Article II, Section A is amended by adding the following:

As compensation for its services with respect to the Fund, the Adviser receives monthly compensation at the annual rate of 0.10% of the average daily net assets of the Maxim SecureFoundation Balanced Portfolio, and 0.12% of the average daily net assets of the Maxim SecureFoundation Lifetime 2015 Portfolio, Maxim SecureFoundation Lifetime 2025 Portfolio, Maxim SecureFoundation Lifetime 2035 Portfolio, Maxim SecureFoundation Lifetime 2045 Portfolio, and Maxim SecureFoundation Lifetime 2055 Portfolio.

2.	Article II, Section B is amended by adding the following as the fourth paragraph thereof:

With respect to the Maxim SecureFoundation Balanced Portfolio, Maxim SecureFoundation Lifetime 2015 Portfolio, Maxim SecureFoundation Lifetime 2025 Portfolio, Maxim SecureFoundation Lifetime 2035 Portfolio, Maxim SecureFoundation Lifetime 2045 Portfolio, and Maxim SecureFoundation Lifetime 2055 Portfolio, the Adviser shall be responsible for all expenses incurred in performing the services set forth in this Agreement and all other expenses, except that the Fund shall pay all distribution and other expenses incurred under a plan adopted pursuant to rule 12b-1 under the Investment Company Act and any extraordinary expenses, including litigation costs.

3.	The name of the following Portfolios, wherever such references appear in the Agreement, shall be re-designated as follows:

Prior Designation	New Designation
Maxim High Yield Bond Portfolio	Maxim Putnam High Yield Bond Portfolio
Maxim Bernstein International Equity Portfolio	Maxim MFS International Value Portfolio
Maxim U.S. Government Securities Portfolio	Maxim U.S. Government Mortgage Securities Portfolio

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IN WITNESS WHEREOF, the parties hereto have caused this amendment to be executed in their names and on their behalf by and through duly authorized officers.

GW CAPITAL MANAGEMENT, LLC (d/b/a Maxim Capital Management, LLC)

Attest:	By:
Name:	Name:
Title:	Title:

MAXIM SERIES FUND, INC.

Attest:	By:
Name:	Name:
Title:	Title: